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                                                                    Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 11, 1998 with respect to the balance sheet of Momentum Business Applications, Inc. in the Registration Statement (Form S-3) of PeopleSoft, Inc. ("PeopleSoft") and related prospectus for the registration of 4,000,000 shares of PeopleSoft Common Stock.

        We also consent to the incorporation by reference therein of our report dated January 28, 1998, with respect to the consolidated financial statements of PeopleSoft included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

San Jose, CA
November 16, 1998